EXHIBIT II




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement under the Securities Act of 1933 (filed under Securities Act File No. 333-30221) and in Post-Effective Amendment No. 4 to Registration Statement under the Investment Company Act of 1940 (filed under Investment Company Act File No. 811-08273) (both of which are referred to as the "Post-Effective Amendment"), of our report dated February 13, 1998, appearing in the Annual Report to Shareholders of Builders ProLoan Fund, Inc. relating to the Builders ProLoan Fund, for the period from October 31, 1997 (commencement of operations) to December 31, 1997, which report is incorporated by reference in the Statement of Additional Information forming a part of the Post-Effective
Amendment, and to the references to us under the headings "Financial Highlights", "Management and Administration of the Fund" and "Shareholder Communications" in the Prospectus forming a part of such Post-Effective Amendment, and to the reference to us under the heading "Independent Auditors" and "Financial Statements" in the Statement of Additional Information forming a part of such Post-Effective Amendment.



DELOITTE & TOUCHE LLP



St. Louis, Missouri
March 27, 1998